Exhibit 11.1

Nordic American Tankers Limited.
Insider Trading Policy

Insider Trading Policy
This Insider Trading Policy is designed to ensure compliance with U.S. securities laws, including SEC Rule 10b5-1, and to uphold the integrity of Nordic American Tankers Limited (NAT) as a publicly traded company listed on the New York Stock Exchange (NYSE). The Policy applies to all directors, officers, employees, consultants, independent contractors, and other individuals engaged by Nordic American Tankers Limited or its subsidiaries (collectively referred to as the “Company”), while in possession of material non-public information about the Company. These individuals are collectively referred to as “Covered Individuals” under this Policy.

Prohibition on Insider Trading

•
No Trading on Material Non-Public Information (MNPI)
Covered Individuals are strictly prohibited from purchasing, selling, or otherwise trading in the Company’s securities while in possession of MNPI. This includes any non-public information about the Company’s earnings, major contracts, acquisitions, or other significant developments that have not been disclosed to the public.

•	Tipping Prohibition Covered Individuals must not disclose MNPI to any third party (“tipping”) who might use the information to trade in the Company’s securities or advise others to do so.
•
Hedging and Pledging
Covered Individuals are prohibited from engaging in hedging transactions or pledging Company securities as collateral if such actions are inconsistent with the interests of the Company and its shareholders.

Definition of Material Non-Public Information
Information is considered “material” if a reasonable investor would consider it important in making an investment decision. Examples may include earnings results, mergers, acquisitions, financial forecasts, major contracts, or regulatory developments. Information is “non-public” until it has been broadly disclosed to the market and sufficient time has passed for the public to absorb the information.

Trading Windows and Pre-Clearance

•
Trading Windows
Trading in NAT securities is only allowed during designated open trading windows for Covered Individuals, which typically begin two business days after the release of earnings announcements and end two weeks before the close of each fiscal quarter. The Company may also impose additional blackout periods as necessary.

•
Pre-Clearance Requirement
Directors, officers, and certain designated employees must obtain pre-clearance from the Company’s General Counsel before engaging in any transaction involving Company securities.

Rule 10b5-1 Plans
Eligible insiders may establish pre-arranged trading plans under SEC Rule 10b5-1, allowing them to trade NAT securities at predetermined times. Such plans are permissible only if the individual does not possess MNPI at the time the plan is created. All 10b5-1 plans must receive prior approval from NAT’s General Counsel and be filed in compliance with SEC regulations.

Prohibited Transactions
The following transactions involving NAT securities are strictly prohibited:
Short sales, hedging, and derivative transactions involving NAT securities are strictly prohibited.

Reporting Obligations

•	Section 16 Compliance: Officers, directors, and greater-than-10% shareholders must comply with reporting requirements under Section 16 of the Securities Exchange Act of 1934.
•	Prompt Disclosure: Any Covered Individual who becomes aware of a potential or actual breach of this Policy must immediately report it to the compliance officer or legal counsel.

Consequences of Violations
Violations of this Policy or applicable insider trading laws may result in severe civil and criminal penalties, including fines, imprisonment, and disciplinary action by the Company, up to and including termination of employment or service.

Acknowledgment and Certification
All Covered Individuals must acknowledge and certify their understanding of and compliance with this Policy annually.

Policy Updates
This Policy may be updated periodically to reflect changes in applicable laws or Company procedures.

Contact Information
Questions regarding this Policy should be directed to the Company’s compliance officer or legal counsel.

Nordic American Tanker Limited
Insider Trading Policy